Sub-item 77M: Mergers

On June 28, 2010, the Pacific Capital Tax-Free Securities Fund, a series of FundVantage Trust (the "Trust"), acquired all of the assets and identified liabilities of the Tax-Free Securities Fund, a series of Pacific Capital Funds, in exchange for shares of the Pacific Capital Tax-Free Securities Fund, pursuant to an agreement and plan of reorganization approved by the Board of Trustees of the Trust on February 9, 2010 and approved by the shareholders of the Tax-Free Securities Fund on June 4, 2010. The reorganization was accomplished by a tax-free exchange of 26,065,716.171 shares of Tax-Free Securities Fund (valued at $262,350,561) for 26,063,298.920 shares of the Pacific Capital Tax-Free Securities Fund.

On June 28, 2010, the Pacific Capital Tax-Free Short Intermediate Securities Fund, a series of the Trust, acquired all of the assets and identified liabilities of the Tax-Free Short Intermediate Securities Fund, a series of Pacific Capital Funds, in exchange for shares of the Pacific Capital Tax-Free Short Intermediate Securities Fund, pursuant to an agreement and plan of reorganization approved by the Board of Trustees of the Trust on February 9, 2010 and approved by the shareholders of the Tax-Free Securities Fund on June 4, 2010. The reorganization was accomplished by a tax-free exchange of 6,877,425.165 shares of Tax-Free Short Intermediate Securities Fund (valued at $71,087,610) for 6,876,606.768 shares of the Pacific Capital Tax-Free Short Intermediate Securities Fund.

On August 30, 2010, Pacific Capital Funds filed an application for deregistration.